Exhibit 10.1

Blucora

2014 Executive Bonus Plan

This plan document outlines the Blucora Executive Bonus Plan (the “Plan”) for calendar year 2014.

PLAN OBJECTIVES

•	Align the compensation of executive management to key financial drivers.

•	Provide variable pay opportunities and targeted total cash compensation that is competitive within our labor markets.

•	Increase the competitiveness of executive pay without increasing fixed costs, making bonus payments contingent upon organizational and individual success.

•	Create internal consistency and standard guidelines among the executive peer group.

EFFECTIVE DATE

The Plan was adopted by the Compensation Committee on February 6, 2014, and is effective for calendar year 2014. The Plan may be changed at any time at the sole discretion of the Compensation Committee of the Board of Directors.

PARTICIPATION ELIGIBILITY, BONUS TARGETS AND PAYOUT TIMING

The positions eligible for participation in the Plan are listed in the table below. Each participant’s annual bonus target, which is stated as a percentage of annual base salary, is also set forth in the table below. If the executive leadership team changes composition, any additions to the Plan will be recommended by the CEO and approved by the Compensation Committee. Payment of bonuses awarded under this Plan will be made annually, following the conclusion of the calendar year.

Job Title	Target Bonus %
President and Chief Executive Officer	100%
Chief Financial Officer and Treasurer	60%
EVP Corporate Development	55%
General Counsel and Secretary	50%
President, InfoSpace	60%
President, TaxACT	60%
President, Monoprice	50%

PLAN DESIGN

The Plan includes financial performance components and a discretionary component that is based on individual objectives and the CEO’s (or, with respect to the CEO, the Compensation Committee’s) subjective evaluation of that individual’s performance. The financial performance components and the weighting of the discretionary component differ among plan participants as noted in the table below.

Job Title / Bonus Payment Scale	Financial Components					Discretionary Component
	BCOR Revenue	BCOR Adj EBITDA	Segment Revenue	Segment Income	Market Share
President and CEO / A	20%	60%				20%
CFO and Treasurer / A	20%	60%				20%
EVP Corp. Dev. /A	20%	60%				20%
GC and Secretary / A	20%	60%				20%
Pres., InfoSpace / B		15%	20%	30%		35%[1]
Pres., TaxACT / C		10%	25%	20%	25%	20%
Pres., Monoprice / D		10%	30%	40%		20%

Each financial component may be achieved at a percentage ranging from 0 to 165% (except for President, InfoSpace, whose financial components may be achieved at a percentage ranging from 0 to 180%) and discretionary component may be achieved at a percentage ranging from 0% to 100%, with the result that the aggregate maximum payout level under the Plan for each executive is 152%. The relevant Executive Bonus Payment Scale set forth below is applied to determine the achievement of financial performance components. The financial performance component targets at 100% match the corresponding operating plan targets approved by the Board of Directors in December 2013. The level of achievement of the discretionary component is subjectively determined on a semi-annual basis by the CEO (or, with respect to the CEO, by the Compensation Committee).

Financial Targets

The financial performance components used to determine the bonus achievement are defined as follows:

•	BCOR Revenue = Consolidated, externally reported Revenue

•	BCOR Adjusted EBITDA = Consolidated, externally reported EBITDA normalized for internally developed software and other non-operational items

•	Segment Revenue or Income, as applicable = externally reported Income or Revenue for the applicable segment, with Income normalized for internally developed software and other non-operational items

•	Market Share = DDIY efile market share

Bonus Scales

The applicable Executive Bonus Payment Scale below will be used to calculate the available amounts to be paid to each executive based on the financial performance components.

Executive Bonus Payment Scale A (BCOR)
Performance Level	Financial Performance vs. Target	Bonus Achievement Percentage
Below Threshold	0% -79%	0%
Thresholds	80%	50%
	81% to 99%	52.5% to 97.5%
Target	100%	100%
	101% -119%	101% -119%
Acceleration	120% - 140%	121.2% - 165%
Maximum	> 141%	165%

[1]	Includes 15% relating to new business initiatives.

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Executive Bonus Payment Scale B (InfoSpace)
Performance Level	Financial Performance vs. Target	Bonus Achievement Percentage
Below Threshold	0% -74%	0%
Thresholds	75%	50%
	76% to 99%	52.0% to 98.0%
Target	100%	100%
	101% -124%	101% - 124%
Acceleration	125% -150%	126.2% - 180%
Maximum	> 151%	180%

Executive Bonus Payment Scale C (TaxACT)
Performance Level	Financial Performance vs. Target	Bonus Achievement Percentage
Below Threshold	0% -89%	0%
Thresholds	90%	50%
	91% to 99%	55.0% to 95.0%
Target	100%	100%
	101%104%	101% - 104%
Acceleration	105% -110%	114.2% - 165%
Maximum	> 111%	165%

Executive Bonus Payment Scale D (Monoprice)
Performance Level	Financial Performance vs. Target	Bonus Achievement Percentage
Below Threshold	0% - 84%	0%
Thresholds	85%	50%
	86% to 99%	53.3% to 96.7%
Target	100%	100%
	101% -114%	101% - 114%
Acceleration	115% -130%	117.2% - 165%
Maximum	> 131%	165%

•	Rounding. Performance results will be rounded up to the nearest whole percentage point. For example, if the calculated performance achievement percentage is 79.1%, it will be rounded up to 80%.

•	Performance Thresholds. There will be no payout for a financial performance component if the minimum specified threshold is not achieved. However, if the threshold for one financial performance component is not achieved, a bonus may still be earned on the other financial performance component(s), provided performance for that measure achieves the applicable threshold. The discretionary component is independent of the financial performance components, and may be awarded whether or not the threshold for any financial performance components has been met.

•	Acceleration Below and Above Target. For determining bonus achievement percentage where a range is indicated in the financial performance vs. target column, the whole percentage point of financial performance achieved is mapped to the corresponding bonus achievement percentage using a linear scale between the low and high points in the range.

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EMPLOYMENT REQUIREMENTS

In order to be eligible for a bonus payment under the Plan, and for a bonus to be considered earned under the Plan, participants must be employed at the end of the fiscal year; provided, however, that if a participant’s employment is terminated during the year “without Cause” or by the participant for “Good Reason” or due to “Constructive Termination” as such terms are defined in the applicable participant’s employment agreement, then the participant will be entitled to accrued bonus as of the date of his or her termination. Accrued bonus will be calculated as (a) pro-rata achievement of financial performance components based on the then-current annual forecast and (b) pro-rata achievement of the objectives/discretionary component at the level communicated at the conclusion of the semi-annual measurement period, or with respect to any measurement period which has not yet been completed and communicated, achievement of the objectives/discretionary component at the level subjectively determined by the CEO (or, with respect to the CEO, the Compensation Committee).

APPROVAL

All bonus payments made to executives will be submitted to the Compensation Committee for final approval. The Compensation Committee may adjust the final bonus amount as it deems appropriate. The Committee has complete discretion to adjust bonus awards to reflect changes in the industry, company, the executive’s job duties or performance, or any other circumstance the Committee determines should impact bonus awards.

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